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                                                                    EXHIBIT 23.1

The Board of Directors and Stockholders
Southwest Water Company:

We consent to incorporation by reference in the registration statement (No. 33-21154) on Form S-3 and the registration statements (Nos. 33-28918, 33-28919, 33-73174 and 333-38935) on Form S-8 of Southwest Water Company of our report dated January 26, 1998, relating to the consolidated balance sheets of Southwest Water company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Southwest Water Company.



/s/ KPMG Peat Marwick LLP

Los Angeles, California
March 27, 1998